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                                                                    Exhibit 4.10


     PASS THROUGH TRUST AGREEMENT SUPPLEMENT A


     PASS THROUGH TRUST AGREEMENT SUPPLEMENT A, dated as of March 16, 1998 (the "Pass Through Trust Agreement Supplement"), among AIRPLANES LIMITED, a limited liability company incorporated in Jersey, Channel Islands ("Airplanes Limited"), AIRPLANES U.S. TRUST, a Delaware business trust created pursuant to the Amended and Restated Trust Agreement dated as of March 11, 1996 ("Airplanes Trust" and, together with Airplanes Limited, the "Note Issuers") and BANKERS TRUST COMPANY, a New York banking corporation ("Bankers Trust"), as trustee (the "Trustee"), to the Pass Through Trust Agreement dated as of March 28, 1996 (the "Pass Through Trust Agreement") among the Note Issuers and the Trustee. Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Pass Through Trust Agreement.


                              W I T N E S S E T H:

     WHEREAS, the Note Issuers intend to supplement certain provisions in the Pass Through Trust Agreement in accordance with Section 8.01(3) of the Pass Through Trust Agreement; and

     WHEREAS, all of the conditions and requirements necessary to make this Pass Through Trust Agreement Supplement, when duly executed and delivered, a legal, valid and binding instrument in accordance with its terms and for the purposes herein expressed, have been done, performed and fulfilled, and the execution and delivery of this Pass Through Trust Agreement Supplement in the form and with the terms hereof have been in all respects duly authorized.

     NOW, THEREFORE, in consideration of the premises herein, it is agreed among the Note Issuers and the Trustee as follows:


                                   ARTICLE I

                                 MODIFICATIONS

     Section 1.01. Modifications. The Pass Through Trust Agreement is, effective as of the date hereof, hereby modified as follows:

           (a) The following definition shall be added to Section 1.01:

                 DTC: Means The Depository Trust Company, a New York
            Corporation.

           (b) The second paragraph of Section 4.03(f) is hereby amended and restated in its entirety to read as follows:


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            "Notwithstanding the above, any notice specifying the rate, amount or Payment Date in respect of the Certificates of any class or subclass bearing interest at a floating rate or in respect of any repayment of principal on any Notes or Certificates or in respect of Step-Up Interest payable on any Certificates shall, for so long as such Certificates are listed on the Luxembourg Stock Exchange and so long as the rules of the Luxembourg Stock Exchange so require, be given to the Luxembourg Stock Exchange and the Listing Agent. Such notice requirement shall be satisfied until such time as any Definitive Certificates of such class or subclass are issued and so long as the Notes and Certificates of such class or subclass are held through Cedel, Euroclear or DTC by delivery of the relevant notice to Cedel, Euroclear or DTC, as the case may be, for communication by them to the Noteholders and Certificateholders of such class or subclass without need for publication in the Luxemburger Wort; provided, however, that notices specifying that Step-Up Interest is payable on any Certificates or a redemption of any Notes pursuant to Section 3.10 of the Indentures or a Refinancing of any Notes pursuant to Section 2.07 of the Indentures shall be published in the Luxemburger Wort."


                                   ARTICLE II

                    THE PASS THROUGH TRUST AGREEMENT TRUSTEE

     Section 2.01. The Pass Through Trust Agreement Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Pass Through Trust Agreement Supplement or the due execution hereof by the Note Issuers, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Note Issuers.

     Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee other than as set forth in the Pass Through Trust Agreement, and this Pass Through Trust Agreement Supplement is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Pass Through Trust Agreement, upon the effectiveness thereof, as fully to all intents as if the same were herein set forth at length.


                                  ARTICLE III

                            MISCELLANEOUS PROVISIONS


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     Section 3.01.  Pass Through Trust Agreement Ratified.  Except and so far
as herein expressly provided, all of the provisions, terms and conditions of the Pass Through Trust Agreement are in all respects ratified and confirmed; and the Pass Through Trust Agreement and this Pass Through Trust Agreement Supplement shall be taken, read and construed as one and the same instrument.

     Section 3.02. GOVERNING LAW. THIS PASS THROUGH TRUST AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     Section 3.03. Execution in Counterparts. This Pass Through Trust Agreement Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Trustee and the Note Issuers have caused this Pass Through Trust Agreement Supplement to be duly executed as of the day and year first written above.

                                      AIRPLANES LIMITED



                                      By: /s/ Roy M. Dantzic
                                          ---------------------
                                          Name:  Roy M. Dantzic
                                          Title: Director



                                      AIRPLANES U.S. TRUST


                                      By: /s/ Roy M. Dantzic
                                          ---------------------
                                          Name:  Roy M. Dantzic
                                          Title: Controlling Trustee



                                      BANKERS TRUST COMPANY, Trustee


                                      By: /s/ Louis Bodi
                                          ---------------------
                                          Name:  Luis Bodi
                                          Title: Vice President